Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No(s). 333-220993, 333-223448, 333-231507, 333-235480 and 333-246083 on Form S-8, and in Registration Statement No(s). 333-228562, 333-236207, 333-237737 and 333-252562 on Form S-3 of our auditors’ report dated March 29, 2021, relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) for the years ended December 31, 2020 and 2019 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 10-K dated March 29, 2021.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 29, 2021

Toronto, Canada